Exhibit 99.1

Richard M. Osborne

8500 Station Street, Suite 113

Mentor, OH 44060

Ph. 440-951-1111

July 9, 2014

Dear Shareholder,

My name is Richard M. Osborne, former Chairman and CEO of Gas Natural Inc. After saving the company from near bankruptcy, I was tossed out because the attorney of our Derivative Lawsuit told our board members it would be the easiest way to settle. Mark Kratz, Gas Natural’s current Securities Attorney who represented me personally for 35 years and Mike Victor, Chairman of the Compensation Committee, promised me three years severance for wrongful discharge. They later reneged on this promise. Lawsuits are in process for the $750,000 owed to me in earn-outs. I am also owed a minimum of $5,250,000 for pipelines they have been using illegally.

The company is now being run by accountants. It is a disaster and employee morale is at an all time low. Those in charge believe they can make a difference by pushing buttons. At the June 25th board meeting, cash flow was a cause for concern. I suggested we take the Directors Fees from $5,000 to $2,000 to help in this matter. The directors instead chose to milk the company and instead of giving the money to the share holders by granting themselves each 4,000 shares, the equivalent of $44,000 per director. Another example of their antics, during the only meeting I ever missed due to a surgery in 2013, the remaining board members raised the Directors Fees from $2,000 to $4,000.

I am asking for your help in running these greedy individuals out of our company. You will receive additional letters from me in the future. If you have your own concerns or complaints, please address them to me in writing to my office or directly at 216-215-1313.

Sincerely,

Richard M. Osborne